                            SCHEDULE 14a INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for use of the
                                               Commission only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                   AMERICAN AIRCARRIERS SUPPORT, INCORPORATED
         --------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                [AMERICAN AIRCARRIERS SUPPORT INCORPORATED LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 11, 1999

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Aircarriers Support, Incorporated will be held at the Park Hotel, 2200 Rexford Road, Charlotte, North Carolina 28211 on Tuesday, May 11, 1999, at 10:00 a.m., Eastern Daylight Time, and thereafter as it may from time to time be adjourned, for the following purposes:

         1. To elect seven directors to hold office for the term set forth in the accompanying Proxy Statement and until their successors shall have been duly elected and qualified;

         2. To consider and act upon an amendment to increase the number of shares of Common Stock authorized for issuance under the Company's 1998 Omnibus Stock Option Plan by an additional 450,000 shares.

         3. To ratify the appointment of Arthur Andersen, LLP as independent auditors; and

         4. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 15, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting or any adjournment thereof.

                                            By Order of the Board of Directors,



April 19, 1999                                      /s/ David M. Furr
                                            ----------------------------------
                                            David M. Furr, Corporate Secretary



                                    IMPORTANT

PLEASE MARK, DATE, SIGN, NOTE ANY CHANGE OF ADDRESS AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

                   AMERICAN AIRCARRIERS SUPPORT, INCORPORATED
                          587 GREENWAY INDUSTRIAL DRIVE
                             LAKEMONT BUSINESS PARK
                         FORT MILL, SOUTH CAROLINA 29715


                                 PROXY STATEMENT

                         RELATING TO THE ANNUAL MEETING
                     OF SHAREHOLDERS TO BE HELD MAY 11, 1999



GENERAL

         The enclosed proxy is solicited by the Board of Directors of American Aircarriers Support, Incorporated (hereinafter referred to as the "Company") for use at the Annual Meeting of Shareholders to be held at the Park Hotel, 2200 Rexford Road, Charlotte, North Carolina 28211 on Tuesday, May 11, 1999, at 10:00 a.m., Eastern Daylight Time, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy will be mailed to shareholders on or about April 19, 1999.

         The record date with respect to this solicitation was March 15, 1999. All holders of record of Common Stock of American Aircarriers Support, Incorporated as of the close of business on that date are entitled to vote at the meeting. As of the record date, the Company had 7,190,104 shares of Common Stock outstanding, excluding treasury shares. Each share of Common Stock is entitled to one vote. A majority of the votes entitled to be cast constitutes a quorum. If a quorum exists, action on any matter other than the election of directors will be approved by the affirmative vote of the majority of shares present in person or by proxy at the meeting and entitled to vote. Directors will be elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in the election. Abstentions and broker non-votes are not counted in the calculation of the vote.

         A proxy may be revoked by the shareholder at any time prior to its being voted. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder, unless it is received in such form as to render it invalid. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors.

         As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by the Company. Such documents are available for examination only by the inspectors of election, none of whom is an employee of the Company, and certain employees associated with tabulation of the vote. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

         The cost of this solicitation will be borne by the Company. Employees and directors of the Company may solicit proxies but will not receive any additional compensation for such solicitation. Proxies may be solicited personally or by mail, facsimile, telephone or telegraph.

                            I. ELECTION OF DIRECTORS

         Information concerning the seven nominees for election as directors is shown below. All nominees are now members of the Board of Directors. The Board of Directors knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate or the Board of Directors may reduce the number of directors to eliminate the vacancy.

              NAME                         AGE                         CAPACITIES IN WHICH SERVED
       -----------------                   ---          ----------------------------------------------------
       Karl F. Brown(1)                    35           Chairman of the Board and Chief Executive Officer

       Joseph E. Civiletto                 39           President and Director

       Anton K. Khoury                     39           President of AAS-Amjet, Inc. and Director

       Michael F. Evans                    48           President of AAS Engine Services, Inc. and Director

       David M. Furr(2)                    41           Director

       Pamela K. Clement(1)(2)             44           Director

       James T. Comer, III(1)              50           Director

       ---------------------------
      (1)  Member of the Audit Committee.
      (2)  Member of the Compensation Committee.

         Karl F. Brown served as President of the Company from 1989 until February 1999. Mr. Brown has served as Chairman of the Board and Chief Executive Officer of the Company since January 1, 1998. From 1986 to 1989, Mr. Brown served as a salesman for U.S. Aviation, Inc., an aircraft components and spare parts redistributor partially owned by Herman O. Brown, Jr., Mr. Brown's father. Mr. Brown attended the University of North Carolina at Charlotte and received a Bachelor of Arts degree in Business in 1986.

         Joseph E. Civiletto has served as President and Director of the Company since February 1999. From February 1992 until joining the Company in February 1999, he was a Vice President and Chief Financial Officer of Aviation Sales Company. From 1982 through 1992, Mr. Civiletto held various financial, planning and audit positions with Baker Hughes, Inc. and Arthur Andersen LLP. He graduated from Texas A & M University in 1982 with a Bachelor of Business Administration degree in Accounting.

         Anton K. Khoury has been a member of the Board of Directors of the Company and the President of AAS-Amjet, Inc. since November 1998. He was the President and founder of American Jet Engines Services, Inc. (the predecessor of AAS-Amjet, Inc.) from its inception in 1987 until its assets were acquired by the Company in November 1998. Mr. Khoury has nineteen years experience in the commercial aircraft overhaul and repair industry, having served as Senior Propulsion Engineer for Eastern Airlines from 1984 to 1987 and Batch Air from 1980 to 1984. Mr. Khoury received a Bachelor of Science degree in Aerospace Engineering from Northrop University in 1980. He has held a FAA Airframe and Power Plant Certificate since 1983.

         Michael F. Evans has been a member of the Board of Directors of the Company since November 1998 and the President of AAS Engine Services, Inc. and Vice President of Powerplant Operations of the Company since October 1998. He was the President and founder of Global Turbine Services, Inc. (the predecessor of AAS Engine Services, Inc.) from its inception in 1994 until its assets were acquired by the

Company in October 1998. Mr. Evans has twenty-five years experience in the commercial turbine industry, including serving as President and founder of Evans Aviation Services, Inc. from 1988 to 1994 and Director of Commercial Engine Division of Aviall, Inc. from 1986 to 1988. Mr. Evans attended the University of Akron in Akron, Ohio. He has held an Airframe and Powerplant License since 1997.

         David M. Furr has served as a director of the Company since January 1998. Mr. Furr has been a partner in the law firm of Gray, Layton, Drum, Solomon, Sigmon, Furr & Smith, P.A., Gastonia, North Carolina, and a partner of a predecessor firm for in excess of six years. Mr. Furr has practiced corporate and tax law since 1983 and has represented the Company with respect to corporate and tax matters since 1985. Mr. Furr is also a partner of Pierian Partners, L.L.P., a Charlotte, North Carolina-based investment banking/marketing firm and a director and a member of is also a director and a member of StockCar Stocks Advisors, LLC, an advisor to the StockCar Stocks Index Fund, a mutual fund that invests in companies involved in the sponsorship of, or that derive income from, NASCAR sanctioned racing events at the Winston Cup Racing level. Mr. Furr is also a director of Piedmont Venture Partners, a partnership that provides equity capital to emerging growth companies in the fields of information technologies and life sciences in the South Atlantic Region. Mr. Furr received a Bachelor of Arts degree and his Juris Doctor degree from Wake Forest University in 1980 and 1982, respectively, and a Master of Taxation degree from the University of Florida in 1983. Mr. Furr is admitted to practice before the United States Tax Court.

         Pamela K. Clement has been a director of the Company since February 1998. She is currently a partner of Pierian Partners, L.L.P., a Charlotte, North Carolina-based investment banking/marketing firm and is also a director and a member of StockCar Stocks Advisors, LLC, an advisor to the StockCar Stocks Index Fund, a mutual fund that invests in companies involved in the sponsorship of, or that derive income from, NASCAR sanctioned racing events at the Winston Cup Racing level. Ms. Clement has also been a director of Piedmont Venture Partners, a partnership that provides equity capital to emerging growth companies in the fields of information technologies and life sciences in the South Atlantic Region, since May 1996. From April 1995 to May 1996, Ms. Clement was engaged in investing for her own account. From September 1992 to March 1995, she served as president, chief operating officer and a director of Sovereign Advisers, Inc., a Charlotte, North Carolina-based investment advisory firm. Ms. Clement sold her interest in Sovereign Advisers, Inc. to Interstate/Johnson Lane Corporation in 1995. From 1976 through 1992, Ms. Clement was employed in a variety of positions with a number of investment banking and money management firms. Ms. Clement received a Bachelor of Arts degree in Economics from Cornell University in 1976.

         James T. Comer, III has been a director of the Company since March 1998. Since 1991, Mr. Comer has been the president of J.T. Comer Consulting, Inc. and chairman of Southern Pension Services, Inc., both of which are wholly-owned by Mr. Comer. J.T. Comer Consulting, Inc. provides employee benefit consulting services and Southern Pension Services, Inc. provides pension administration services. From 1979 to 1986, Mr. Comer served as president of J.T. Comer & Associates, Inc., a pension administration and benefit consulting firm that was sold to the D & B Plan Services Division of the Dunn & Bradstreet Corporation in 1986. Mr. Comer was employed as the president of the D & B Plan Services Division from 1986 to 1991. Mr. Comer received a Bachelor of Arts degree in Economics from the University of North Carolina at Charlotte in 1971.

COMMITTEES OF THE BOARD

         The Board of Directors has delegated certain of its authority to a Compensation Committee and an Audit Committee. The Compensation Committee is currently composed of Mr. Furr and Ms. Clement. The

Audit Committee is composed of Messrs. Brown and Comer and Ms. Clement. No member of either committee is a former or current officer or employee of the Company with the exception of Mr. Brown.

         The Compensation Committee held two meetings in 1998. The primary function of the Compensation Committee is to review and make recommendations to the Board with respect to the compensation, including bonuses, of the Company's officers and to administer the Company's 1998 Omnibus Stock Option Plan.

         The Audit Committee held one meeting in 1998. The function of the Audit Committee is to review and approve the scope of audit procedures employed by the Company's independent auditors, to review and approve the audit reports rendered by both the Company's independent auditors and to approve the audit fee charged by the independent auditors. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors.

BOARD AND COMMITTEE ATTENDANCE

         In 1998, the Board of Directors held two formal meetings and took a number of actions by unanimous written consent in lieu of meetings. All directors attended all board and committee meetings held during fiscal 1998.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

         Elaine T. Rudisill, age 43, has served as Chief Financial Officer of the Company since December 1997. In 1996, Ms. Rudisill became chief financial officer, vice president of finance and treasurer of Novavax, Inc., Columbus, Maryland, which until late 1995 was a subsidiary of IGI, Inc. Novavax, Inc. is engaged in the development of biopharmaceutical products and, since its spin-off from IGI, Inc., has been publicly traded. From 1987 through 1996, Ms. Rudisill served as assistant controller, then controller, of IGI, Inc., Buena, New Jersey, a publicly-traded diversified animal healthcare and human cosmetics manufacturer.

         Ned N. Angene, age 55, has served as President of AAS Landing Gears, Inc. since November 1998. He was the President and co-founder of Condor Flight Spares, Inc. (the predecessor of AAS Landing Gears, Inc.) from its inception in May 1998 until its assets were acquired by the Company in November 1998. Mr. Angene has thirty-four years experience in the commercial aircraft overhaul and repair industry, including founding or serving as an executive officer of Menasco, Castle Precision Industries, Cleveland Pneumatic Co., Dixie Aircraft Parts, Inc. and AAR Landing Gear Center. He has held a FAA Repairman Certificate since 1968.

         William E. Werts, age 65, has been employed by the Company since 1990 as Director of Sales. Mr. Werts has been employed in the aircraft components and spare parts redistribution industry for over 35 years, including five years at U.S. Aviation, Inc. and 22 years at Charlotte Aircraft Corporation.

         James E. Cauble, age 54, has been the Company's Director of Quality Control since 1990. Mr. Cauble has been employed in the aircraft components and spare parts redistribution industry for over 35 years, including eight years at U.S. Aviation, Inc. and 22 years at Charlotte Aircraft Corporation. Mr. Cauble has held an Airframe and Powerplant License since 1970 and an FAA Inspection Authorization since 1975.

         David B. Abbott, age 43, has served as the Company's Director of Marketing since 1990. Prior to joining the Company, Mr. Abbott was employed in various sales and marketing positions for over 14 years in the aviation industry.

EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth the annual and long-term compensation for services in all capacities to the Company of Karl
F. Brown, who served as Chief Executive Officer and President during 1998, and Elaine T. Rudisill, who joined the Company in December 1997 and served as Chief Financial Officer during 1998. These two individuals are the only executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1998.

                                                                           LONG TERM COMPENSATION
                                                       ANNUAL                     AWARDS
                                                   COMPENSATION(1)                -------
                                      FISCAL       ---------------         SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR       SALARY       BONUS          OPTIONS/SARS(#)       COMPENSATION
---------------------------           ------      ------       -----       ---------------------    ------------
Karl F. Brown,                         1998     $  200,000   $ 100,000            120,000           $  33,921(2)
 Chairman of the Board, Chief          1997        150,000         -0-              -0-                17,972(2)
 Executive Officer and President       1996        150,000         -0-              -0-                17,972(2)

Elaine T. Rudisill,                    1998     $   65,000   $   60,000           35,000                -0-
 Chief Financial Officer               1997          (3)          (3)               -0-             $   8,458(3)
                                       1996          (3)          (3)               -0-                 (3)

-------------------
(1) Excludes S Corporation distributions to Mr. Brown of $2,284,711, $1,500,000 and $900,300 in 1998, 1997 and 1996.
(2) Represents costs attributable to two Company automobiles provided for use by Mr. Brown and his spouse, cash advances made in connection with a split-dollar life insurance plan maintained by the Company on behalf of Mr. Brown and contributions by the Company into Mr. Brown's 401(k) account.
(3) Ms. Rudisill was first employed by the Company as an executive officer in January 1998. In 1997, she was compensated as a consultant during the month of December.

         Option Grants Table. The following table sets forth information on grants of stock options pursuant to the Company's 1998 Omnibus Stock Option Plan during 1998 to Mr. Brown and Ms. Rudisill.

                          NUMBER OF SECURITIES           PERCENT OF TOTAL            EXERCISE OR
                           UNDERLYING OPTIONS/        OPTIONS/SARS GRANTED TO        BASE PRICE       EXPIRATION
       NAME                   SARS GRANTED           EMPLOYEES IN FISCAL YEAR       ($/SHARE)(1)         DATE
-----------------         --------------------       ------------------------       ------------      -----------
Karl F. Brown                    60,000                        18.8%                     $ 6.60        2/21/2003
Karl F. Brown                    60,000                        18.8                        6.60       11/15/2003
Elaine T. Rudisill               20,000                         6.3                        6.00        2/21/2008
Elaine T. Rudisill               15,000                         4.7                        6.00       11/15/2008

---------------
(1) The exercise price is equal to the market price of the underlying security on the date of grant. One-fourth of such options vest annually, the initial one-fourth vesting upon grant.

     Fiscal Year-End Options/Option Values Table.

                                                        NUMBER OF SECURITIES UNDER-     VALUE OF UNEXERCISED IN-
                                                        LYING UNEXERCISED OPTIONS/      THE-MONEY OPTIONS/SARS
                           SHARES                        SARS AT FISCAL YEAR-END        AT FISCAL YEAR-END($)(1)
                          ACQUIRED        VALUE         --------------------------      ------------------------
    NAME                 ON EXERCISE    REALIZED      EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
--------------           -----------    --------     ------------    -------------    -----------   -------------
Karl F. Brown                 -0-         -0-            30,000         90,000         $112,500        $337,500
Elaine T. Rudisill            -0-         -0-             8,750         26,250           32,813          98,438

---------------

(1) The dollar values are calculated based upon the difference between the exercise price of the options and the closing price for the Common Stock of $9.75 on December 31, 1998.


         No employee of the Company receives any additional compensation for his services as a director. Non-management directors receive no salary for their services as such, but receive a fee of $250 per meeting attended. The Board of Directors has also authorized payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the Board of Directors. In 1998, Mr. Furr, Ms. Clement and Mr. Comer, all of whom are non-management directors, received options to purchase 35,000, 12,500 and 6,000 shares of Common Stock at an exercise price of $6.00 per share, respectively. All of such options became exercisable upon grant. Certain directors of the Company are consultants or advisors to the Company and receive compensation for such services. Other directors were parties to various asset purchases agreements in 1998, whereby the Company acquired their respective companies for cash and shares of Common Stock, entered into employment contracts with them, and, in some instances, leased facilities from them. See "Certain Relationships and Related Transactions".

         Employment and Other Agreements. In January 1998, the Company entered into an employment agreement with Karl F. Brown. The employment agreement requires that he devote his full business time to the Company, may be terminated by the Company for "cause" (as defined in the employment agreement) and, as currently in effect, calls for Mr. Brown to receive an annual salary of $200,000 and a discretionary bonus determined by the Compensation Committee. The employment agreement extends for a three-year term. Mr. Brown is also entitled to receive lump sum compensation equal to approximately three times his annual salary and bonus in the event of a change in control of the Company and upon Mr. Brown's services being terminated or his status, authority or responsibilities being substantially diminished. The employment agreement was amended to provide for an annual salary of $265,000 commencing January 1, 1999.

         In February 1998, the Company also entered into an employment agreement with Elaine T. Rudisill, the Chief Financial Officer of the Company. This agreement extends for a one-year term, is subject to successive one-year automatic renewals unless either party provides notice of non-renewal, and provides for Ms. Rudisill to receive an annual salary of $65,000 and a discretionary bonus. Upon renewal, Ms. Rudisill's compensation was increased to $110,000.

         The Company has also entered into confidentiality and non-compete agreements with its officers and key employees.

         The Company maintains a 401(k) profit sharing plan and a medical reimbursement plan covering substantially all of its employees.

COMMON STOCK OWNERSHIP

         The table on the following page sets forth certain information regarding beneficial ownership of Common Stock as of March 31, 1999 by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director or nominee, and (iii) all executive officers and directors as a group. The information on the institutional investors' statements filed with the Commission under Section 13(d) or 13(g) of the Exchange Act. Each person has sole voting and sole investment or dispositive power with respect to the shares shown except as noted.


                                                                                         SHAREHOLDINGS ON
                                                                                           MARCH 31, 1999
                                                                                      ------------------------
                                                                                  NUMBER OF           PERCENT OF
     NAME AND ADDRESS(1)                                                          SHARES(2)            CLASS(3)
-------------------------------                                                   ---------           ----------
Karl F. Brown(4)..............................................................     3,105,000              42.6%

Joseph E. Civiletto(5)........................................................        50,000               *

Anton K. Khoury(6)............................................................       313,500               4.4

Michael F. Evans..............................................................        90,104               1.3

Herman O. Brown, Jr.(7).......................................................     1,025,000              14.3

David M. Furr(7)(8)...........................................................     1,118,985              15.5
   516 South New Hope Road
   Gastonia, North Carolina  28053

Pamela K. Clement(9)..........................................................        23,600               *
  1 Morrocroft Centre, Suite 380
  6805 Morrison Boulevard
  Charlotte, North Carolina  28211

James T. Comer, III(10).......................................................        17,000               *
  4731 Hedgemore Drive
  Charlotte, North Carolina  28209

All directors and executive officers as a group
(Nine persons)(11)............................................................     4,737,439              64.6%

-------------------
*        Less than 1%
(1) Except as noted above, the address for all persons listed is 587 Greenway Industrial Drive, Lakemont Business Park, Fort Mill, South Carolina 29715.
(2) Ownership includes both outstanding Common Stock and shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date hereof.
(3) All percentages are calculated based on the number of outstanding shares in addition to shares which a person or group has the right to acquire within 60 days after the date hereof.
(4)      Includes 30,000 shares subject to currently exercisable options.
(5)      Includes 50,000 shares subject to currently exercisable options.
(6) Excludes 312,500 shares held by Mr. Khoury's brother as to which he disclaims beneficial ownership.
(7) In February 1998, Herman O. Brown, Jr., David M. Furr and the Company entered into a Voting Trust pursuant to which David M. Furr has been vested with all voting rights relating to the Common Stock currently owned or hereafter acquired by Herman O. Brown, Jr. See below for further information concerning the Voting Trust.
(8)      Includes 35,000 shares subject to currently exercisable options.
(9)      Includes 12,500 shares subject to currently exercisable options.
(10)     Includes 6,000 shares subject to currently exercisable options.
(11) Includes 142,250 shares of Common Stock subject to currently exercisable options. Excludes shares of Common Stock as to which executive officers and directors disclaim beneficial ownership.

         The Company and Messrs. David M. Furr and Herman O. Brown, Jr. entered into the Voting Trust in February 1998. During the term of the Voting Trust, Mr. Furr has the exclusive right to exercise all of the voting rights and powers with respect to the Common Stock subject to the Voting Trust. The Voting Trust will terminate on the earlier to occur of (i) sale of all of the Common Stock subject to the Voting Trust, (ii) the death of Herman O. Brown, Jr., or (iii) expiration of the ten-year term of the Voting Trust, subject to the automatic renewal of the Voting Trust for an additional period of ten years in the event Herman O. Brown, Jr. continues to own Common Stock of the Company upon expiration of the initial ten-year term of the Voting Trust. Under the Voting Trust, Herman O. Brown, Jr. retains the power to receive dividends and to instruct the trustee to dispose of shares of Common Stock within the Voting Trust, subject to compliance with applicable federal and state securities laws and a one year lock-up agreement made with the representative of the underwriters of the Company's initial public offering.

       THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES IDENTIFIED ABOVE.


                        II. PROPOSAL TO APPROVE AMENDMENT
                      TO THE 1998 OMNIBUS STOCK OPTION PLAN

       The Company's 1998 Omnibus Stock Option Plan (the "Option Plan") was adopted in 1998. The Board of Directors believes that the Option Plan has proven to be of substantial value in stimulating the efforts of persons who are key to the Company's growth, development and financial success by allowing the Company the ability to offer a variety of equity based incentives and awards to those persons.

       Currently, the maximum number of shares of Common Stock reserved and available for Awards under the Option Plan is 450,000. As of December 31, 1998, a total of 393,250 non-qualified and Incentive Stock Options were outstanding, with exercise prices ranging from $6.00 to $6.60 per share, leaving only 56,750 shares available for grant under the Option Plan. In light of the Company's growth, the Board of Directors determined that number of shares remaining for issuance under the Option Plan was insufficient to provide adequately for participation by eligible and prospective employees, directors and consultants to whom the Compensation Committee would consider granting options. The Board of Directors adopted an amendment to the Option Plan to increase the number of shares available for issuance under the Option Plan by an additional 450,000 shares of Common Stock, which would bring the total amount issuable under the Option Plan to 900,000. That number of shares would constitute approximately 11% of the total shares of Common Stock outstanding assuming all such shares were issued and no other shares of Common Stock were issued.

       The Board of Directors expects that this number of shares will be sufficient for compensatory issuances for the next year. The potential future issuance of shares under the Option Plan will be dilutive to present and future shareholders. The Board of Directors believes that the issuance of Awards under the Option Plan for compensatory purposes will have the effect of motivating management and others to perform and allowing the Company to attract new personnel, which, in turn, should result in an increase in value of the Company's Common Stock. The Board of Directors believes that any such increase will offset, to some degree, the dilution to be experienced by current and future shareholders.

SUMMARY OF OPTION PLAN

       The Option Plan permits the grant of awards to certain persons who are affiliated with the Company and its subsidiaries. The Option Plan provides for the grant of incentive stock options ("Incentive Stock Options") within the meaning of the Code, non-qualified stock options, restricted shares, performance units, performance shares, dividend equivalent, share appreciation rights ("SARs") and other forms of awards, including deferrals of earned awards, (collectively, the "Awards"). Employees and non-employees to whom an offer of employment has been extended, directors and consultants of the Company and its subsidiaries are all eligible participants for all Awards, except that Incentive Stock Options may be granted only to employees.

       The Option Plan is administered by the Compensation Committee of the Board of Directors, or such other committee designated by the Board of Directors (the "Committee"). The Committee has broad administrative powers, including the authority to construe and interpret the Option Plan, promulgate rules to implement the Options Plan, and make all determinations necessary for administration of the plan, including determination of the terms and conditions of the Awards granted under the Option Plan, the individuals to whom Awards are to be granted, the exercise price, if any, the number of shares subject to an Award and the vesting and duration of Awards, subject to any restrictions contained in the Option Plan.

       The exercise price of Incentive Stock Options granted under the Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant, and must be 110% of fair market value when granted to an employee who owns shares representing more than 10% of the voting power of all classes of stock of the Company. The exercise price of non-qualified stock options granted under the Option Plan can not be less than 85% of the fair market value of the Common Stock on the date of grant. The term of all options granted under the Option Plan may not exceed ten years, except the term of Incentive Stock Options granted to a 10% or more stockholder may not exceed five years. The Option Plan may be amended or terminated by the Board of Directors, but no such action may impair the rights of a participant under a previously granted option.

       The Option Plan provides for the award of SARs and Performance Units and Performance Shares. An SAR is an incentive Award that permits the holder to receive (per share covered thereby) the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the fair market value of such share on the date the SAR was granted or at such date as the Compensation Committee designates. The Compensation Committee may grant SARs independently, in addition to, or in tandem (such that the exercise of the SAR or related stock option will result in forfeiture of the right to exercise the related stock option or SAR for an equivalent number of shares) with a stock option Award. A Performance Unit or Performance Share is an incentive Award whereby the Company commits to make a distribution depending on the attainment of a performance objective and condition established by the Committee and the base value of the Performance Unit or Performance Share.

       Upon termination of services of a non-employee director or consultant, all options issuable, but not yet granted, to such persons for services rendered shall be granted and all options shall remain exercisable for the original option term. Options granted to an employee are exercisable for specified periods of time ranging from one month to one year following an employee's termination depending on the circumstances of the termination, except that options granted to an employee terminated for cause shall not be exercisable to any extent after termination. An unexercised option is exercisable only to the extent that it was exercisable on the date of termination.

       The Option Plan provides that, in the event the Company enters into an agreement providing for the merger of the Company into another corporation, an exchange of shares with another corporation, the reorganization of the Company or the sale of substantially all of the Company's assets, unvested stock options become immediately vested and exercisable. Upon the consummation of the merger, exchange, reorganization or sale of assets, the successor corporation must assume all Awards or substitute another Award on substantially identical terms to the outstanding Award.

       The Board of Directors may amend the Plan at any time and from time to time, subject to the receipt of stockholder approval where required by Rule 16b-3, by the Code, by the Nasdaq National Market or other exchange regulations or by state corporation law. The Board of Directors has approved the amendment and shareholder approval is not required to amend the Option Plan. However, if shareholders did not approve the amendment to the Option Plan, Incentive Stock Options granted pursuant to the amendment may be disqualified from favorable tax treatment.

       Moreover, the Company issued an Incentive Stock Option to purchase 200,000 shares of Common Stock to Mr. Civiletto when he signed his employment agreement. Officers and directors who, in the aggregate hold 4,158,060 of the outstanding shares of Common Stock, have agreed that they will vote for the amendment. This number of shares is a majority of all shares outstanding and is therefore sufficient to approve the amendment. Accordingly, approval by the remaining shareholders is a mere formality. Had this agreement not been made, the Company could have had a significant earnings charge if the market price of the Company's Common Stock had increased between the date of grant and the actual shareholder approval.

       THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE OPTION PLAN WHICH INCREASES THE NUMBER OF SHARES AVAILABLE PURSUANT TO THE PLAN BY AN ADDITIONAL 450,000 SHARES.


                          III. RATIFICATION OF AUDITORS

       The firm of Arthur Andersen LLP has been appointed by the Board of Directors to serve as the Company's independent auditors for the 1999 fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

       The firm of Cherry, Bekaert & Holland, L.L.P audited the financial statements of the Company for the two prior fiscal years. During those two years, there were no disagreements with Cherry, Bekaert & Holland, L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and their reports on the Company's financial statements for those two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

       The Board of Directors recently determined that the Company should consider retaining a larger accounting firm with a national presence in view of the Company's growth and the geographic diversity of recent acquisitions. The Company solicited proposals from various accounting firms meeting those criteria. The decision to appoint Arthur Andersen LLP was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors on April 12, 1999.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

       Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the Company. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file, or late filing, of such reports with respect to the period ended December 31, 1998. Based solely on the Company's review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and all written representations with respect to filing of such Forms, the Company is aware that neither Mr. Khoury or Mr. Evans filed their initial Form 3 on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The Company has adopted a policy that future material transactions between the Company and its executive officers, directors and principal shareholders (i.e. shareholders owning beneficially 5% or more of the outstanding voting securities of the Company) must be approved by a majority of the disinterested directors. Any such transactions will be on terms believed to be no less favorable to the Company than could be obtained from unaffiliated parties. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount which exceeds $60,000.

         Herman O. Brown, Jr., a principal stockholder of the Company and the father of Karl F. Brown, is a co-founder, officer and director of U.S. Aviation, Inc. In 1993, the Company borrowed $525,000 from the unaffiliated co-founder of U.S. Aviation, Inc. The repayment of amounts due under the promissory note that evidences this borrowing was personally guaranteed by Mr. Karl Brown and Mr. Herman Brown. Neither of them received any compensation for providing the guarantees. All amounts due under this promissory note were repaid in 1998 using cash generated from operations. The Company was also indebted to U.S. Aviation, Inc. in the principal amount of $46,000 at December 31, 1997, which amount was repaid in February 1998.

         U.S. Aviation, Inc. has in the past consigned aircraft components and spare parts to the Company. Under the consignment arrangement, the Company remits to U.S. Aviation, Inc. 60% of the sales price of the components and spare parts, less any overhaul and repair costs incurred by the Company. Consignment sales on behalf of U.S. Aviation, Inc. totaled $37,000 and $77,000 in 1998 and 1997, respectively. The Company anticipates that consignment sales on behalf of U.S. Aviation, Inc. will be immaterial in future periods.

         At various times from 1993 through December 31, 1997, Messrs. Karl F. Brown and Herman O. Brown, Jr. made unsecured advances to the Company. The proceeds of such advances were used for working capital purposes. The advances outstanding at December 31, 1997 bore interest at rates between 6% and 8% per annum and were to mature between April 15, 1998 and June 30, 1998. At December 31, 1997, the Company was indebted to Messrs. Karl F. Brown and Herman O. Brown, Jr. in the amounts of $711,000 and $746,000, respectively. The Company repaid all such advances in 1998.

       The Company currently leases a 15,000 square foot facility, consisting primarily of warehouse storage, from B & C Enterprises, a partnership in which Herman O. Brown, Jr. is a 50% partner. The facility is leased to the Company through December 2002 for an annual rental of $50,400. The former headquarters facility is leased to the Company through July 30, 2002 by Brown Enterprises, a partnership of Messrs. Karl F. Brown and Herman O. Brown, Jr., for an annual rental of $87,000. The Company moved into its new headquarters facility in late February 1999 and Messrs. Karl F. Brown and Herman O. Brown, Jr. are attempting to sell, lease or sublease the facility to another entity. Until such time as it is sold or subleased, the Company will remain obligated under the lease. Each of the foregoing leases requires the Company to pay taxes, insurance and maintenance expenses for the facility in question. Management believes that these facilities were leased to it on terms at least as favorable as could have been obtained from unaffiliated third parties.

       The Company terminated its S Corporation election in May 1998 and distributed an aggregate of approximately $3.0 million in cash and $100,000 in securities owned by the Company to Messrs. Karl F. Brown and Herman O. Brown, Jr., which was an amount anticipated to be sufficient to pay their personal tax liabilities related to 1998 taxable income earned prior to the date of termination of the Company's S Corporation election, together with an amount equal to approximately 50% of the previously undistributed accumulated taxable income.

       Prior to the date of the initial public offering in May 1998, Messrs. Karl F. Brown and Herman O. Brown were parties to agreements providing that, in the event of the death of Karl F. Brown, the shares of Common Stock owned by him would be placed in a family trust under which Herman O. Brown, Jr., as trustee, would retain all voting rights with respect to such Common Stock. Additionally, the agreements provided that in the event of the death of Herman O. Brown, Jr., Karl F. Brown would retain the right to purchase the Common Stock owned by Herman O. Brown, Jr. at a price equal to the book value of such Common Stock at the time of Herman O. Brown, Jr.'s death. Those agreements terminated upon the close of the initial public offering.

         In February 1998, Herman O. Brown, Jr. entered into a voting trust agreement (the "Voting Trust") pursuant to which David M. Furr, a director of the Company, has been vested with all voting rights relating to the Common Stock currently owned or hereafter acquired by Herman O. Brown, Jr. See "Principal Stockholders."

       During 1998 and 1997, the Company paid legal fees of $316,000 (of which $96,500 was paid to an unaffiliated firm which served as co-counsel) and $16,000 to a law firm in which David M. Furr, a director of the Company, is a partner. A substantial portion of the 1998 fees were in connection with the initial public offering and the acquisitions consummated in the fourth quarter of 1998.

       In the last quarter of 1998, the Company expanded its operations by using three newly formed subsidiaries to acquire substantially all of the assets of six companies. Certain founders and owners of the entities acquired became employees and officers of the new subsidiary or of the Company and two of them, Messrs. Khoury and Evans, were appointed to the Board of Directors of the Company in November 1998. The material terms of those transactions are as follows:

        The Company acquired substantially all of the assets of Global Turbine Services, Inc. and its affiliate Turbine Inspections, Incorporated ("Global") for a purchase price $1,105,032 and assumption of certain accounts payable not to exceed $305,013. The purchase price was comprised of $586,932 cash and issuance of 90,104 shares of common stock valued at $518,100. Mr. Evans was a principal in both of these entities and now serves as President of the subsidiary which continued the operations of Global and as Vice President of Power Plant Operations of the Company and a director of the Company.

       The Company acquired substantially all of the operating assets of Condor Flight Spares, Inc. ("Condor") for a purchase price $1,750,000. The purchase price was comprised of $1,000,000 cash and issuance of 125,000 shares of common stock valued at $750,000. Messrs. Ned Angene and Martin Washofsky, who owned substantially all of the outstanding share of Condor Flight Spares, Inc., serve as President and Executive Vice President - Head of Sales, respectively, of the subsidiary which continued the operations of Condor. Simultaneously with the asset purchase, the Company entered into a lease with Condor Properties of Miami, Inc. for real property and an approximately 40,000 square foot facility where Condor's business was located. Mr. Angene and Mr. Washofsky are principal shareholders of Condor Properties of Miami, Inc. The initial rental payments of $21,650 per month automatically increase by one percent per year annually during the initial ten year term and any renewal terms.

       The Company acquired substantially all of the assets of American Jet Engine Services, Inc. ("Amjet") for a purchase price of $12,350,000 and assumption of certain accounts and trade payables, but excluding certain warranty claims, employee bonuses, and claims and liability arising from specified investigations. The purchase price was comprised of approximately $8,600,000 cash, issuance of 625,000 shares of common stock valued at $3,750,000 and adjustments of approximately $100,000 credited to the Company. The Company also acquired the inventories of Global Air Spares, Inc. and Atlantic Airmotive Corporation, both of which were affiliates of Amjet for an aggregate purchase price of $2,550,000 cash. Mr. Anton Khoury and Mr. Hanna Khoury were the two principals in all of these entities and continue to serve as

President and Executive Vice President, respectively, of the subsidiary which continued the operations of these entities. Simultaneously with the asset purchase, the Company entered into a lease with Anthony Khoury for one of the facilities in which Amjet's business has been operating and another lease with Hanna Khoury for the other facility in which Amjet's business has been operating. During the initial one year term, the rental payments are $5,218 and $5,325 per month for the approximately 12,000 square foot and 15,000 square foot facilities, respectively.

       Simultaneously with the acquisition of the inventory of Global Turbine Services, Inc and its affiliate Turbine Inspections, Incorporated, the Company entered into an agreement with Mr. Mike Evans, the founder and president of those entities and now a director of the Company, for the consignment sale of inventory controlled by him. The Company and Mr. Evans will share equally in the profits from the sale of the consigned inventory until such time as Mr. Evans has received aggregate profits of $1.6 million. The Company will then receive legal ownership and title to all remaining inventory covered by the consignment agreement and the consignment agreement will terminate. The Company paid Mr. Evans $175,000 in consideration for the consignment rights. No consignment sales on behalf of Mr. Evans were made in 1998.


                                  ANNUAL REPORT

       The Annual Report to Shareholders for the fiscal year ended December 31, 1998 is being sent to all shareholders with this Proxy Statement. The Annual Report to Shareholders does not form any part of the material for the solicitation of any Proxy.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST TO THE SECRETARY, AMERICAN AIRCARRIERS SUPPORT, INCORPORATED, 587 GREENWAY INDUSTRIAL DRIVE, LAKEMONT BUSINESS PARK, FORT MILL, SOUTH CAROLINA 29715.


                              SHAREHOLDER PROPOSALS

       Shareholders may submit proposals on matters appropriate for shareholder actions at future annual meetings by following the rules of the Securities and Exchange Commission. Proposals intended for inclusion in next year's proxy statement and proxy card must be received by the Company not later than December 13, 1999. Such proposals and supporting statements, if any, should be sent to the attention of the Corporate Secretary, American Aircarriers Support, Incorporated, 587 Greenway Industrial Drive, Lakemont Business Park, Fort Mill, South Carolina 29715. If the Company does not receive notice of any other matter that a shareholder wishes to raise at the Annual Meeting in 2000 by February 26, 2000 and a matter is raised at that meeting, the proxies will have discretionary authority to vote on the matter.


                                  OTHER MATTERS

       Except for the matters described herein, management does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at such meeting that is a proper subject for action by the shareholders. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the person or person acting under the Proxy.

                   AMERICAN AIRCARRIERS SUPPORT, INCORPORATED

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 1999

         KNOW ALL MEN BY THESE PRESENTS: that the undersigned shareholder of American Aircarriers Support, Incorporated (the "Company") hereby constitutes and appoints Karl F. Brown, as attorney and proxy, with the power to appoint his substitute, and hereby authorizes him to represent and vote, as designated below, all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 11, 1999, and at any and all adjournments thereof with respect to the matters set forth below and described in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 19, 1999, receipt of which is acknowledged.

1. TO CONSIDER AND ACT UPON A PROPOSAL TO ELECT KARL F. BROWN, JOSEPH E. CIVILETTO, ANTON K. KHOURY, MICHAEL F. EVANS, DAVID M. FURR, PAMELA K. CLEMENT AND JAMES T. COMER, III AS DIRECTORS TO HOLD OFFICE FOR ONE-YEAR TERMS OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.


         [ ]   FOR ELECTION OF ALL NOMINEES (Except as shown below)
         [ ]   WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
         Instructions: To withhold authority to vote for any individual nominee, strike through the nominee's name below

             KARL F. BROWN
             JOSEPH E. CIVILETTO
             ANTON K. KHOURY
             MICHAEL F. EVANS
             DAVID M. FURR
             PAMELA K. CLEMENT
             JAMES T. COMER, III

2. TO CONSIDER AND ACT UPON AN AMENDMENT TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE COMPANY'S 1998 OMNIBUS STOCK OPTION PLAN BY AN ADDITIONAL 450,000 SHARES.

         [ ]   FOR PROPOSAL
         [ ]   AGAINST PROPOSAL
         [ ]   ABSTAIN

3.       TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS OF THE
         COMPANY.

         [ ]   FOR RATIFICATION
         [ ]   AGAINST RATIFICATION
         [ ]   ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL ADJOURNMENTS THEREOF.

         [ ]   AUTHORIZED TO VOTE
         [ ]   ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR PROPOSALS 2 AND 3 AND THE PROXY HOLDERS WILL VOTE ON ANY PROPOSAL UNDER 4 IN THEIR DISCRETION AND IN THEIR BEST JUDGMENT.

Please mark, date, and sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If this Proxy is not dated, the Proxy will be deemed to bear the date the form was mailed to the shareholder.

          Dated:
                ------------------      ----------------------------------------
                                        Signature


          Dated:
                ------------------      ----------------------------------------
                                        Signature if held jointly